Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Members and Managers of Superior Offshore International, L.L.C.
The Stockholder and Board of Directors of Superior Offshore International, Inc.
We consent to the use of our report dated March 8, 2007, except as to Note 16, which is as of April 2, 2007, relating to the financial statements of Superior Offshore International, L.L.C. and our report dated March 8, 2007 relating to the balance sheet of Superior Offshore International, Inc. included herein and to the references to our firm under the heading “Experts” in the Registration Statement.
/s/ KPMG LLP
New Orleans, Louisiana
April 2, 2007